Exhibit 10.2
SEPARATION AGREEMENT AND FULL RELEASE
     This Agreement is made and entered into this the 30th day of September, 2008 by and between BioMimetic Therapeutics, Inc., a Delaware corporation with its principal business address at 389 Nichol Mill Lane, Franklin, TN 37067 (the “Company”), and Charles E. Hart (“Employee”) on the following terms and conditions.
     WHEREAS, Employee has been employed by the Company as Vice President, Chief Scientific Officer pursuant to an Employment Agreement dated December 8, 2003, as modified and extended by agreement effective February 1, 2008 (the “Employment Agreement”); and
     WHEREAS, the parties wish to terminate Employee’s employment with the Company and the Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties covenant and agree as follows:
     1. Termination of Employment and Employment Agreement. Employee’s employment with Company shall be terminated as of September 30, 2008 (the “Effective Date”). Earned but unpaid salary and unreimbursed expenses through the last day of employment will be paid in a lump sum within thirty (30) days of the Effective Date. Employee and the Company acknowledge and agree that both parties are subject to the Employment Agreement, an Indemnification Agreement dated May 12, 2006 (“Indemnification Agreement”) and a Confidential Information and Inventions Agreement (“CIIA”) executed on October 18, 2004. In consideration of the payments and other consideration set forth herein, the Employment Agreement shall terminate effective as of the Effective Date, except for those provisions of Section 9 which shall remain in full force and effect, and Employee shall abide by the post-employment restrictions and obligations set forth in the CIIA, and the Company shall abide by the post-employment obligations of the Indemnification Agreement.
     2. Benefits. Company shall continue to pay the premiums for Employee’s existing health insurance (medical, optical and dental), life insurance, and long-term disability insurance benefits minus all usual and customary deductions (including deducting from the Severance Payments that portion of such premiums which the Employee has been responsible for) through the end of 2008. For the period extending from January 1, 2009 to September 30, 2009, the Company shall pay the premiums for such benefits at the same level the Company makes such payments for other employees. Employee shall be permitted to elect his insurance coverages for that period and the Company shall be permitted to deduct from the Severance Payments the appropriate employee contribution based on the coverages selected by the Employee. Employee shall be permitted to continue participation in the Company sponsored Section 125 flexible spending account benefit thru the end of 2008, and shall be permitted to reenroll in such benefit or terminate his participation for the period extending from January 1, 2009 to September 30, 2009. Except as provided by COBRA continuation coverage provisions, all of Employee’s health benefits will cease on the last day of the twelfth month following the Effective Date. If eligible, Employee may continue health insurance coverage in accordance with COBRA after that time. Company will additionally pay the Employee a lump sum to compensate him for vacation time that he has accrued but not used. Such lump sum payment shall be made within fourteen (14) days of the Effective Date. To the extent permitted by U.S. tax laws and regulations, Employee shall be permitted to continue to make contributions to his 401(k) retirement account through payroll deductions from his Severance Payments. The Company shall remain obligated to transfer to Employee’s 401(k) account the Company matching 401(k) BMTI common stock for 2007. All other benefits shall terminate as of the Effective Date.
     3. Out Placement. . In consideration of Employee’s release and covenants contained below, Company shall make available to Employee out placement counseling through a third party, Right Management. Such counseling shall be available to the Employee for a period of six (6) months from the execution of this Agreement, provided that counseling is begun within thirty (30) days of termination of employment.
     4. Severance Payments.
     (a) In consideration of Employee’s release and covenants contained below, Company agrees to pay Employee a prorated amount of his current base salary for nine (9) months minus all usual and customary deductions, and less any amount the Employee receives from another employer (the “Severance Payments”). The Severance Payments shall be prorated and paid every two weeks in accordance with Company’s standard payroll process following the Effective Date of this Agreement.
     (b) Employee shall also remain eligible to receive a bonus for 2008 in the amount of $35,250 (“2008 Bonus”), which represents a prorated amount based on Employee’s bonus received for 2007. Employee shall only receive the 2008 Bonus if the Company’s Chief Executive Officer or a direct report to the Company’s Chief Executive Officer receives a bonus for 2008, and in such event the 2008 Bonus shall be paid at such time that the Company pays bonus[es] to such person[s]. If no such person receives a bonus, Employee shall not be entitled to receive a 2008 Bonus.
     (c) Employee’s existing incentive stock option agreements shall remain in place and Employee shall be entitled to continue accruing vesting of stock options under such agreements until March 31, 2009. Each such stock option agreement is hereby amended to provide that at any time prior to September 30, 2009, Employee may exercise any stock option that is either currently vested or which vests by March 31, 2009. Employee acknowledges and agrees that to the extent required by the U.S. tax laws and regulations, the Company may convert such incentive stock options to non-qualified stock options as a result of the changes set forth herein.
     (d) The acceptance by Employee of the Severance Payments (including the extended Severance Payments set forth in below in Section 7), any 2008 Bonus, extended stock option rights set forth above in section 4(c), and the lump sum payment for accrued unused vacation time shall constitute a full and final discharge of any and all obligations on the part of Company for salary or other wages or benefits to Employee, whether under the Employment Agreement or otherwise.

     5. Cooperation; Confidentiality; Non-Compete and Non-Solicitation Covenants; Return of Property. Employee acknowledges and agrees that the provisions of the CIIA and Section 9 of the Employment Agreement relating to cooperation in legal actions, confidential information, and non-compete and non-solicitation covenants, remain in full force and effect and are material terms and conditions of this Agreement. While the Employee is receiving payments under this Agreement, Employee shall make himself available to provide reasonable consultation to company on an occasional basis as mutually acceptable to the Employee and the Company. Employee acknowledges and agrees that he is subject to the provisions of Sections 9(b), 9(c), and 9(e) of the Employment Agreement for the time periods set forth therein, and is further subject to the restrictions set forth in the CIIA for the time periods set forth therein. Employee further agrees that for a period of twelve (12) months from the Effective Date he will not directly or indirectly manage, consult or work for, serve as employee, officer, director, consultant, agent or subcontractor for, finance, or own any part of or exercise management control over any business or entity wherein the Employee is directly or indirectly engaged in the development and/or commercialization of a Competitive Product. A “Competitive Product” shall mean any product that contains recombinant platelet-derived growth factor, recombinant insulin-like growth factor, or any recombinant osteoinductive protein, including bone morphogenetic proteins. Not withstanding the foregoing, nothing herein shall prevent the purchase or ownership by the Employee of less than 1% of the outstanding shares in a publicly or privately held corporation that is in competition with the Company. Employee further acknowledges and agrees that the provisions of this Section 5, the CIIA, and Section 9 of the Employment Agreement are intended to protect Company’s interest in certain trade secrets and other proprietary and confidential information and that such provisions are reasonable and valid in geographical and temporal scope and in all other respects and that he has received good, valid and sufficient consideration for such covenants. Employee represents that he has returned to Company all information and materials described in Sections 1 and 6 of the CIIA and Section 9(b) of the Employment Agreement and has otherwise complied with the CIIA and Section 9 of the Employment Agreement in all respects. Employee further covenants that he shall immediately return to Company all property of the Company, including but not limited to all records and memoranda relating to the business of the Company, that is in his possession.
     6. Release. In consideration of the Severance Payments, Employee fully and forever releases Company and its officers, directors, employees, stockholders, consultants, affiliates, successors and assigns, from any and all liability, causes of action, suits, damages, claims and demands whatsoever arising from or resulting in any way from the Employment Agreement, Company’s operations, or Employee’s employment with Company, including but not limited to any and all contract and tort claims either directly or indirectly arising from or resulting in any way from the Company’s activities leading to or associated with the termination of the Employment Agreement. The Company fully and forever releases Employee from any and all liability, causes of action, suits, damages, claims and demands whatsoever arising from or resulting in any way from the Employment Agreement, Company’s operations, or Employee’s employment with Company, including but not limited to any and all contract and tort claims either directly or indirectly arising from or resulting in any way from the Company’s activities leading to or associated with the termination of the Employment Agreement.

     7. Payment in Consideration of Age Discrimination Claims. Although Employee has never raised an age discrimination issue, in order for this Agreement to be a release of all claims as contemplated by both parties, federal law stipulates that Employee specifically release any potential claims on the basis of age discrimination. Therefore, in addition to the consideration provided in paragraphs 2 and 4 above, Company shall extend Employee’s Severance Payments for an additional three (3) months of a prorated amount of current base salary minus all usual and customary deductions, and less any amount the Employee receives from another employer. In exchange for this consideration, Employee specifically releases Company, and the other related parties included in paragraph 6 above, from any claims based upon any law prohibiting discrimination on the basis of Employee’s age including but not limited to the Age Discrimination in Employment Act (“ADEA”). Employee does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed by Employee.
     Employee shall have up to 21 days in which to consider this Agreement. If the Employee returns an executed copy of this Agreement to Company before the 21 days has expired, then he expressly waives the right to the remaining time. After the execution of this Agreement, Employee shall have an additional seven (7) days to revoke the portion of this Agreement that relates to the settlement of any age discrimination claims only. With the exception of the portion of this paragraph 7, which relates to the settlement of the age discrimination claim, the Agreement shall become effective on the date it is executed by the parties. Notwithstanding any revocation of the settlement of the age discrimination claims pursuant to this paragraph 7, the remainder of this Agreement, including without limitation, Employee’s release of all other claims, shall remain valid and in full force and effect and the Agreement shall be enforceable according to its terms. Therefore, this Agreement as to release of the age discrimination claims only shall become final on the eighth (8th) day after Employee has executed it.
     To revoke this Agreement as to the age discrimination claims, Employee must notify Company in writing before the close of business on the seventh (7th) day after he signs the Agreement.
     8. Covenant not to Sue. Employee covenants that he will not initiate or bring or cooperate in any proceeding, suit or claim, or administrative procedure against Company or its officers, directors, employees, shareholders, consultants, affiliates, successors and assigns and will not, except as required by law, cooperate in the investigation or institution of any such proceeding, suit or claim brought by or initiated by and third party against Company, its affiliates, agents, employees, officers, successors and assigns.
     9. Agreement is Voluntary and Knowing. Employee acknowledges he understands the terms and conditions of this Agreement. Employee has had the opportunity to discuss thoroughly all aspects of this Agreement with his legal counsel, including all rights available to him under the ADEA, and has been advised to do so by Company.
     Employee is voluntarily entering into this Agreement, of his own free will, free of any coercion, pressure or duress. He is knowingly releasing Company in accordance with the terms contained herein. Employee further acknowledges that he is receiving consideration beyond anything of value to which he is already entitled. Should Employee ever attempt to challenge this Agreement, Employee shall as a precondition return to Company all consideration provided to Employee hereunder.
     10. Goodwill of Company. Each party agrees not to disparage the other party, including the Company’s officers, directors, employees, consultants or affiliates, to third parties or in public or otherwise take any action or make any comment that would harm the goodwill of Company or the reputation of the Employee. In the event Employee makes any comments or takes any action, which in the sole discretion of Company, harms the goodwill of Company, then provided that such comments or actions are documented by a third party, in addition to any other remedy that the Company may have, Company may provide Employee with fourteen (14) days notice of its intent to cease any further Severance Payments. Such notice shall include a copy of the documentation of the Employee’s comments and/or actions upon which the Company has based its decision. During the notice period, Employee and his legal counsel shall be permitted to meet with the management of the Company to review the issues. In the event that the Company terminates the Severance Payments pursuant to this Section or the Company breaches its obligations under this Section 10 by making any comments or taking any action that harms the reputation of the Employee, Employee’s release under Section 6 and covenant not to sue under Section 8 of this Agreement shall not preclude Employee from pursing legal action against the Company for inappropriately terminating the Severance Payments or breach of this Section 10.
     11. Confidentiality. Company and Employee agree that the circumstances of Employee’s separation from Company shall remain confidential; provided however, that the provisions of this paragraph shall not apply if a party is compelled to reveal information by operation of law. Company and Employee shall agree on a mutual public statement for external distribution regarding the circumstances of Employee’s separation from Company. In addition, in order to preserve confidentiality, Employee shall make no further comments regarding the Company’s operations. In the event that Company receives a request to provide a reference for Employee, Company shall provide only Employee’s dates of employment and title. Notwithstanding the foregoing, Employee shall be permitted to disclose to potential employers the scope of the non-compete obligations set forth herein.
     12. Obligations Unconditional/Acceleration. Employee’s obligations under this Agreement shall continue in the event Company ceases to make Severance Payments as a result of Employee’s material breach of this Agreement. In the event Company fails to make any payment due hereunder within ten (10) days of Employee’s notice to Company of such failure, Employee may accelerate all further payments due hereunder by providing the Company with a notice of acceleration, and all payments remaining hereunder shall become due within thirty (30) days of such notice of acceleration.
     13. Remedies. In the event of any breach of this Agreement by Employee, Company shall be entitled to recover damages resulting from that breach and in addition, seek an injunction, both preliminary and final, enforcing this Agreement. In addition, if Employee breaches his covenants contained in paragraphs 5, 6, 7 or 8, he will forfeit his right to any remaining Severance Payments or health benefits except as provided by COBRA and will repay all consideration received from Company under this Agreement. In the event Employee breaches the covenants contained in paragraph 8 of this Agreement by filing a charge, suit or claim of any kind against Company in a court of law or before a governmental unit or in any other forum, Employee shall repay all consideration he received from Company under this Agreement. The election of any one remedy by Company will not constitute a waiver of its right to pursue any other remedy. The repayment of consideration by Employee shall not bar Company from recovering actual damages resulting from any breach of this Agreement by Employee.
     14. No Admission. This Agreement shall not be construed as an admission by either party.
     15. Survivor Benefits. In the event of Employee’s death prior to September 30, 2009, Employee’s estate or his named beneficiaries shall be entitled to receive any remaining unpaid Severance Payments, and 2008 Bonus payment to which Employee would be entitled to receive under this Agreement.
     16. Miscellaneous.
          (a) Entirety and Amendments and Governing Law. This Agreement supersedes any prior agreements between the parties except as noted herein and constitutes and contains the entire agreement and understanding between the parties and may not be modified except by a writing signed by both parties. This Agreement is to be construed under and governed by the laws of the State of Tennessee.
          (b) Invalid Provisions. If any provision of this Agreement is held to be unenforceable by a Court, the remaining provisions shall remain in full force and, in lieu of any such unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such unenforceable provision as may be possible and be legal, valid, and enforceable.
          (c) Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto as provided herein. The rights and obligations of Employee are not assignable or delegable. Company may assign this Agreement.
          (d) Attorneys Fees. In the event of any legal action to enforce this Agreement or to recover damages or other relief on account of any breach of this Agreement, the prevailing party will be entitled (in addition to any and all other remedies) to recover its reasonable attorneys’ fees that it may incur in connection with such action.

     IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Full Release on this 30th day of September, 2008.

Charles E. Hart

/s/ Charles E. Hart

BioMimetic Therapeutics, Inc.

BY:	/s/ Samuel Lynch Samuel Lynch President & CEO

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